As filed with the Securities and Exchange Commission on September   , 1996

                                          Registration No. _______________
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        ______________________________
                                    FORM S-8
                              REGISTRATION STATEMENT
                         UNDER THE SECURITIES ACT OF 1933
                          ______________________________

                              ETS INTERNATIONAL, INC.
                 (Exact name of registrant as specified in its charter)

                    Virginia                       54-1414643
         (State or other jurisdiction         (IRS employer identification
      of incorporation or organization)              number)

    1401 Municipal Road, NW, Roanoke, VA              24012-1309
  (Address of principal executive offices)            (Zip code)

                       1995 Nonstatutory Stock Option Plan
                              (Full title of plan)

                                John D. McKenna
                           c/o ETS International, Inc.
                1401 Municipal Road, NW, Roanoke, VA 24012-1309
                       Name and address of agent for service

                                  540-265-0004

            Telephone number, including area code, of agent for service

CALCULATION OF REGISTRATION FEE

Title of securities  Amount to be  (1) Proposed      Proposed       Amount of

to be registered     registered       maximum        maximum      registration
                                   offering price   aggregate         fee

                                     per share    offering price

1995 Nonstatutory     2,000,000       $1.25         $2,500,000     $862.07

Stock Option Plan     shares of
                     common stock



(1) Estimated solely for the purpose of calculating the registration fee on the basis of the maximum number of securities issuable under the plan that are covered by the registration statement computed upon the basis of the price at which the warrants under the plan may be exercised, pursuant to Rule 457(h)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which are on file with the Securities and Exchange Commission, are incorporated in the Section 10(a) prospectus under the Securities Act by reference

(a)        The effective registration statement on Form 10 of ETS
International, Inc. (the "Company") and its latest annual report on Form 10-K-1A filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") containing audited consolidated financial statements for the Company's latest fiscal year ended May 31, 1995.

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the documents of the Company referred to in (a) above, specifically including the latest quarterly report on Form 10-Q for the period ended February 29, 1996.

(c) The Company's definitive proxy statement and information statement filed pursuant to Section 14 of the Exchange Act in connection with the latest annual meeting of its stockholders, and any definitive proxy or information statements so filed in connection with any subsequent special meetings of its stockholders.

(d) The description of the common stock contained in Form 8-A filed pursuant to Section 12 of the Exchange Act.

(e) All other reports and documents subsequently filed by the Company pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  DESCRIPTION OF SECURITIES

             Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

             Pensley & Fugler, Esqs., One Sherman Square, New York, New York 10023 have given the Company their opinion upon the validity of the securities being registered and have acted as counsel to the Company upon other legal matters in connection with the registration or offering of such securities. Joel Pensley, a partner in such firm, owns 50,000 common stock purchase options.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 13.1-691.1 of the Code of Virginia, 1950, as amended, (the "Virginia Code") places a limitation on the liability of officers and directors in any proceeding brought by a shareholder in the right of a corporation or brought by or on behalf of shareholders of a corporation. Under that provision, the damages assessed against an officer or director arising out of a single transaction, occurrence, or course of conduct shall not exceed the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act of omission for which liability was imposed. The statute also authorizes the corporation, in its articles of incorporation or, if approved by the shareholders, in its bylaws, to provide for a different specific monetary limit on liability. The liability of an officer or director shall not be limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Section 13.1-697 and 13.1-702 of the Virginia Code permit any Virginia corporation to indemnify an officer or director against liability incurred in a proceeding if such officer or director conducted himself in good faith and believed (a) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (b) in all other cases, that his conduct was at least not opposed to its best interests. In the case of a criminal proceeding, a corporation may indemnify an officer or director made a party to such proceeding if he had no reasonable cause to believe that his conduct was unlawful. A corporation may not indemnify an officer or director under those section in connection with a proceeding by or in the right of the corporation in which the officer or director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to the officer or director, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under those sections in connection with a proceeding by or in the right of the corporation is limited to reasonable expense incurred in connection with the proceeding.

Unless limited by its articles of incorporation, a corporation is required to provide mandatory indemnification to an officer or director who entirely prevails in the defense of any proceeding to which he was a party because he is or was an officer or director of the corporation against reasonable expenses incurred by him in connection with the proceeding. A corporation may pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final determination of the proceeding if certain statements and undertakings are made by the officer or director and a determination is made that the facts as then known would not preclude indemnification.

An officer or director of a corporation who is a party to a proceeding also may apply for advances or reimbursement of expense and for indemnification to the court conducting the proceeding or seek advances, reimbursement or indemnification in another court of competent jurisdiction. The court shall order advances, reimbursement, or indemnification if it determines the officer or director is entitled to such advances, reimbursements, or indemnification, in which case the court shall also order the corporation to pay the officer's and director's reasonable expenses incurred to obtain the order. With respect to a proceeding by or in the right of the corporation, the court may order indemnification to the extent of the officer's or director's reasonable expenses if it determines that, considering all the relevant circumstances, the officer or director is entitled to indemnification even though he was adjudged liable, and may also order the corporation to pay the officer's and director's reasonable expenses incurred to obtain the order. In such a proceeding, no presumption is created by the fact that either the corporation has not considered the question of indemnification or that the corporation has denied indemnification.

A corporation is given the power to make further indemnity to any officers or directors that may be authorized by the articles of incorporation or any bylaw made by the shareholders or any resolution adopted, before or after the event, by the shareholders except an indemnity against gross negligence or willful misconduct or a knowing violation of criminal law.

The Articles of Incorporation of the Company, as amended, (the "Articles"), contain provisions authorizing indemnification of directors and officers of the corporation to the fullest extent permitted by Virginia law. Accordingly, the Articles authorize indemnification for each director and officer against any liability imposed upon or asserted against such officer or director (including amounts paid in settlement) arising out of conduct in his or his official capacity with the Company or otherwise by reason of the fact that he or she is or was such a director or officer or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, except no indemnification is authorized in relation to matters as to which he or she shall have been finally adjudged to be liable by reason of having been guilty of (i) willful misconduct or (ii) a knowing violation of criminal law in the performance of his or her duty as such director or officer. The Articles also permit the Company to contract in advance to indemnify any officer or director or any other person who was or is a party to a proceeding, by reason that he or she was or is serving in a given capacity at the request of the Company.

The Articles permit the Company to advance, pay for and/or reimburse the reasonable expenses by an officer or director who is a party to any proceeding in advance of the final disposition thereof under certain circumstances. All determinations as to indemnification and advances of expenses (including contracts with respect thereto) shall be made by a quorum of disinterested directors and, if no such quorum can be obtained, by special legal counsel agreed upon by the board of directors and the proposed indemnitee.

In addition to providing indemnification to the fullest extent permitted by Virginia law, the Articles limit the liability of directors to the Company or its stockholders for monetary damages to the cash consideration received by the director from the Company for services as a director during the twelve months immediately preceding the act or omission for which liability was imposed. The Company is authorized to procure insurance to indemnify it, as well as to indemnify officers, directors and other persons entitled to indemnification by the Company.
The liability of a director may not be limited if the director engaged in a knowing violation of any federal or state securities law.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

Item 8.  EXHIBITS

The Exhibit Index immediately preceding the exhibits attached is incorporated herein by reference.

Item 9.  UNDERTAKINGS

ETS International, Inc. hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (the "Registration Statement"):

   (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

   (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

   (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(b) that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan;

(d) that, for purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roanoke, and State of Virginia on the 12th day of July, 1996.

                            ETS INTERNATIONAL, INC.

                            By: s/John D. McKenna
                                John D. McKenna
                                  President
                                  and Principal Executive Officer

                            By: s/John C. Mycock
                                 John C. Mycock
                                  Secretary/Treasurer
                                  and Principal Financial Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:


s/John D. McKenna        President and a Director      July 12, 1996
John D. McKenna

s/John C. Mycock         Secretary/Treasurer           July 12, 1996
John C. Mycock            and a Director

s/David F. Tompkins      A Director                    July 12, 1996
David F. Tompkins

Coleman Lyttle           A Director

s/Navin Sheth            A Director                    July 12, 1996
Navin Sheth

Lee A. Raver             A Director

Thomas W. Marmon         A Director

EXHIBIT INDEX

 5(d) Opinion of Pensley & Fugler, Esqs.  dated July 12, 1996

23(p) Consent of Pensley & Fugler, Esqs. [contained in 5(d)]

23(q) Consent of KPMG Peat Marwick LLP dated July 12, 1996

28(al)      1995 Nonstatutory Stock Option Plan dated April 11, 1995

EXHIBIT 23(q)



CONSENT OF KPMG PEAT MARWICK LLP

ACCOUNTANT'S CONSENT


The Board of Directors
ETS International, Inc. and Subsidiaries

We consent to the incorporation by reference herein of our report dated August 4, 1995, relating to the consolidated financial statements of ETS International, Inc. and Subsidiaries, which report appears in the May 31, 1995 annual report on Form 10-K-1A of ETS International, Inc. and Subsidiaries incorporated by reference herein. Our report refers to a change in the method of accounting for income taxes and contains an explanatory paragraph related to the restatement of prior years' financial statements for the 1995 poolings-of-interests.


                          KPMG Peat Marwick LLP



Roanoke, Virginia
July 12, 1996

EXHIBITS 5(d) AND 23(p)



CONSENT AND OPINION OF  PENSLEY & FUGLER, ESQS.

PENSLEY & FUGLER
Counselors-at-Law
One Sherman Square
New York, New York 10023
212-595-4955
Fax: 212-595-4966


                            July 12,  1996

ETS International, Inc.,
1401 Municipal Road, NW
Roanoke, VA 24012-1319


                   Re:  Registration Statement on Form S-8

Gentlemen:
We refer to the registration statement on Form S-8 (the "Registration Statement") of ETS International, Inc., a Virginia corporation (the "Company"), to be delivered for filing to the Securities and Exchange Commission (the "Commission") on diskette by overnight delivery service on or about July 12, 1996, relating to 2,000,000 shares of common stock without par value issuable on exercise of options under the Company's 1995 Nonstatutory Stock Option Plan.
We have reviewed such documents and records as I have deemed necessary to enable me to express an informed opinion on the matters covered thereby and I am of the opinion that:
The 2,000,000 shares of common stock without par value issuable upon exercise of the options will, upon issuance, be legally issued, fully paid and non-assessable.
We hereby consent to the use of our name in the registration statement under the caption "Interest of Named Experts and legal Counsel." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.

Very truly yours,

s/Pensley & Fugler
Pensley & Fugler

EXHIBIT 28(al)



1995 NONSTATUTORY STOCK OPTION PLAN
Dated:  April 11, 1995

ETS INTERNATIONAL, INC.

1995 NONSTATUTORY STOCK OPTION PLAN

April 11, 1995

1. Purpose

The purpose of this Nonstatutory Stock Option Plan (hereinafter referred to as the "1995 Nonstatutory Stock Option Plan"), is to provide a special incentive to selected individuals who have made significant contributions to the business and success of ETS INTERNATIONAL, INC., (hereinafter referred to as the "Company"). The 1995 Nonstatutory Stock Option Plan is designed to accomplish this purpose by offering such individuals options ("Options") to purchase shares of the common stock of the Company ("Shares") so that they will share in the Company's success.

2.  Administration

The 1995 Nonstatutory Stock Option Plan shall be administered by the board of directors of the Company or by an option committee to be established by the board of directors of the Company. If an option committee administers the 1995 Nonstatutory Stock Option Plan, it shall consist of three or more members, at least one of whom shall be neither an officer nor an employee of the Company. (The board of directors or an option committee shall be referred to as the "Board" herein.)
The Board shall have authority, consistent with the 1995 Nonstatutory Stock Option Plan,

(a)        to determine which individuals shall be granted Options;

(b) to determine the time or times when Options shall be granted and the number of Shares to be subject to each Option;

(c) to determine the exercise price of the Shares subject to each Option and the method of payment of such price;

(d) to determine the time or times when each Option becomes exercisable and the duration of the exercise period, subject to the limitations contained in Paragraph 6(b);

(e) to prescribe the form or forms of the instruments evidencing any Options granted under the 1995 Nonstatutory Stock Option Plan and of any other instruments required under the 1995 Nonstatutory Stock Option Plan and to change such forms from time to time;

(f) to adopt, amend and rescind rules and regulations for the administration of the 1995 Nonstatutory Stock Option Plan and the Options and for its own acts and proceedings: and

(g) to decide all questions and settle all controversies and disputes which may arise in connection with the 1995 Nonstatutory Stock Option Plan. All decisions, determinations and interpretations of the Board shall be binding on all parties concerned.

3. Participants

The Participants in the 1995 Nonstatutory Stock Option Plan shall be employees, officers, directors, consultants of the Company or any other parties who have made a significant contribution to the business and success of the Company, as may be selected from time to time by the Board in its discretion. In any grant of Options after the initial grant, Participants who were previously granted Options or sold Shares under the 1995 Nonstatutory Stock Option Plan may be included or excluded.

4. Limitations

No Option shall be granted under the 1995 Nonstatutory Stock Option Plan after December 31, 1999, but Options theretofore granted may extend beyond that date. Subject to adjustment as provided in Section 8 of the 1995 Nonstatutory Stock Option Plan, the number of Shares which may be issued under the 1995 Nonstatutory Stock Option Plan shall not exceed two million in the aggregate. To the extent that any Option granted under the 1995 Nonstatutory Stock Option Plan shall expire or terminate unexercised or for any reason become unexercisable as to any Shares subject thereto, such Shares shall thereafter be available for further grants under the 1995 Nonstatutory Stock Option Plan, within the limit specified above.

5. Shares to be Issued

Shares to be issued under the 1995 Nonstatutory Stock Option Plan may constitute an original issue of authorized Shares or may consist of previously issued Shares acquired by the Company, as shall be determined by the Board. The Board and the proper officers of the Company shall take any appropriate action required for such issuance. The maximum number of Shares which may be issued under the 1995 Nonstatutory Stock Option Plan is two million (2,000,000) Shares.

6. Terms and Conditions of Options

 All Options granted under the 1995 Nonstatutory Stock Option Plan shall be subject to the following terms and conditions (except as provided in Section
7) and to such other terms and conditions as the Board shall determine to be appropriate to accomplish the purposes of the 1995 Nonstatutory Stock Option
Plan:

(a) Exercise price. The exercise price under each Option shall be determined by the Board and may be more, equal to or less than the then current market price of the Shares as the Board may deem to be appropriate: provided, however, that in the event the Board shall determine to grant an Option at less than 85% of the then current market price of the Shares, such Option shall not be granted by the option committee without the prior approval of the board of directors.

(b) Period of Options. The period of an Option shall not exceed ten years from the date of grant.

(c)        Exercise of Options.

(i) Each Option shall be made exercisable at such time or times, whether or not in installments, as the Board shall prescribe at the time the Option is granted.

(ii) A person electing to exercise an Option shall give written notice to the Company, as specified by the Board, of his election and of the number of Shares he has elected to purchase, such notice to be accompanied by such instruments or documents as may be required by the Board, and shall at the time of such exercise tender the purchase price of the Shares he has elected to purchase.

(d) Payment for Issuance of Shares. Upon exercise of any Option granted hereunder, payment in full shall be made at the time of such exercise for all such Shares then being purchased.
The Company shall not be obligated to issue any Shares unless and until, in the opinion of the Company's counsel, all applicable laws and regulations have been complied with, nor, in the event the Shares at the time listed upon any stock exchange, unless and until the Shares to be issued have been listed or authorized to be added to the list upon official notice of issuance upon such exchange, nor unless or until all other legal matters in connection with the issuance and delivery of Shares have been approved by the Company's counsel. Without limiting the generality of the foregoing, the Company may require from the Participant such investment representation or such agreement, if any, as counsel for the Company may consider necessary in order to comply with the Securities Act of 1933 as then in effect, and may require that the Participant agree that any sale of the Shares will be made only in such manner as is permitted by the Board and that a Participant will notify the Company when he/she intends to make any disposition of the Shares whether by sale, gift or otherwise. The Participant shall take any action reasonably requested by the Company in such connection. A Participant shall have the rights of a stockholder only as to Shares actually acquired by him/her under the 1995 Nonstatutory Stock Option Plan.

(e) Transferability of Options. No Option may be transferred by the Participant otherwise than by will or by the laws of descent and distribution, and during the Participant's lifetime the Option may be exercised only by the Participant.

(f) Termination of Employment. If the Participant is an employee and his/her employment terminates for any reason other than his/her death, the Participant may, unless discharged for cause, thereafter exercise his/her Option as provided below, but only to the extent the Participant was entitled to exercise the Option on the date when his/her employment terminated. If such termination of employment is voluntary on the part of the Participant, he/she may exercise his/her Option only within ten days after the date of termination of employment (unless a longer period not in excess of three months is allowed by the Board). If such termination of employment is involuntary on the part of the Participant, he/she may exercise his/her Option only within three months after the date of termination of employment. In no event, however, may such Participant exercise his/her Option at a time when the Option would not be exercisable had the Participant remained an employee or when the termination was for cause. For purposes of this section
(f), a Participant's employment shall not be considered terminated in the case of sick leave or other bona fide leave of absence approved by the Company or a subsidiary, or in the case of a transfer to the employment of a subsidiary or to the employment of the Company. Anything herein to the contrary notwithstanding, an Option may be exercised only to the extent exercisable on the date of termination of employment by death or otherwise.

(g) Retirement or Resignation. If prior to the expiration date of a Participant's Option an optionee shall retire or resign with the Company's consent such Option may be exercised in the same manner as if the Optionee had continued in the Company's employ; provided, however, the Board may terminate, at any time prior to exercise, all unexercised Options if it shall determine that the retired or resigning optionee has engaged in any activity detrimental to the Company's interest.

(h) Death. If a Participant dies at a time when he/she is entitled to exercise an Option, then at any time or times within one (1) year after his/her death (or such further period as the Board may allow) such Option may be exercised, as to all or any of the Shares which the Participant was entitled to purchase immediately prior to his/her death, by his/her executor or administrator or the person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution, and except as so exercised such Option shall expire at the end of such period. In no event, however, may an Option be exercised after the expiration of the Option period.

7. Replacement Options

The Company may grant Options under the 1995 Nonstatutory Stock Option Plan on terms differing from those provided for in Section 6 where such Options are granted in substitution for Options held by employees of other corporations who concurrently become employees of the Company or a subsidiary as the result of a merger, consolidation or other reorganization of the employing corporation with the Company or subsidiary, or the acquisition by the Company or a subsidiary of the business, property or stock of the employing corporation. The Board may direct that the substitute Options be granted on such terms and conditions as the Board considers appropriate in the circumstances.

 8. Changes in Stock

In the event of a stock dividend, stock split or recapitalization or merger in which the Company is the surviving corporation, or other similar capital change, the number and kind of shares of stock or securities of the Company to be subject to the 1995 Nonstatutory Stock Option Plan and to Options then outstanding or to be granted thereunder, the maximum number of Shares or securities which may be issued or sold under the 1995 Nonstatutory Stock Option Plan, the exercise price and other relevant provisions shall be appropriately adjusted by the Board of the Company, the determination of which shall be binding on all persons.

9. Employment Rights

The adoption of the 1995 Nonstatutory Stock Option Plan or the granting of an Option does not confer upon any individual any right to employment or continued employment with the Company or a subsidiary, as the case may be, nor does it interfere in any way with the right of the Company or a subsidiary to terminate the employment of any of its employees at any time.

10. Amendment

The Board may at any time discontinue granting Options under the 1995 Nonstatutory Stock Option Plan. The Board of the Company may at any time or times amend the 1995 Nonstatutory Stock Option Plan or amend any outstanding Option or Options for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law provided, however, that, except to the extent required or permitted under Section 8, no such amendment shall void or diminish Options previously granted without the consent of the Participant, nor shall any amendment increase or accelerate the conditions and actions required for the exercise of an Option unless the Participant shall have been discharged from the company's employment for cause.

                                Adopted by the Board of Directors
                                on April 11, 1995.